Exhibit 10.41

PRIVATE & CONFIDENTIAL

September 20, 2011

Michael Moses

817 Mystic Drive, B306

Cape Canaveral, FL 32920

Dear Mike,

I am very pleased to offer you the position of Vice President of Operations at Spaceport America with Virgin Galactic, LLC (the “Company”), reporting to Jonathan Firth, Director of Operations and Projects. Below is a summary of the terms of your employment with the Company.

Employment

Your employment will commence on November 2, 2011 (the “Commencement Date”). This is a full-time, exempt position based located in Spaceport America, New Mexico area. You agree to devote your full business time and best efforts to the performance of your duties and agree that during the term of your employment with the Company you will not engage in any other business, profession or occupation without the prior written consent of the Company. This offer is contingent on your ability to provide proof of right to work within the United States and the results of your background check.

Salary and Bonus

Your starting base salary will be $200,000.00 per annum. You will remain eligible to participate in the Company’s annual bonus plan for each fiscal year, which currently runs March 31 to April 30. Should you join the Company mid-cycle, you will be entitled to a pro-rated bonus. Your targeted annual bonus percentage is 25% of your base salary earned during the relevant fiscal year. The annual bonus payment for any fiscal year is discretionary and depends on the Company’s overall results and your individual contribution. You must be employed with the Company on the date that the bonus is paid to earn the bonus.

Benefits

The following benefits begin the first of the month immediately following the start of your employment: (1) medical and dental insurance for yourself and eligible family (which shall be subject to co-pay arrangements according to the terms of the plan), (2) short and long term disability insurance, and (3) group life insurance and accidental death coverage. All of these will be subject to medical examination (if required by the provider) and will be provided on the basis agreed by the Company from time to time. In addition you will be entitled to participate in the Company’s 401(k) retirement savings plan on the terms of that plan. The terms and conditions detailed in the applicable benefit plan documents shall govern in the event of any conflict or inconsistency with the information contained in this letter or with any other written or oral statements or representations.

Relocation and Retention Bonus

In order to cover the costs associated with shipping your goods and personal travel for you and your immediate family members to the Mojave, California area and to reward you for your service to the Company, we will provide you with a “relocation and retention bonus” of $15,000.00, which will be paid to you in advance in your first paycheck after your move to California, is subject to applicable taxes and withholdings and will be earned by you on your one year anniversary date with the Company. This relocation and retention bonus is in lieu of any reimbursement by the Company of relocation costs incurred by you in relocating temporarily to the Mojave, CA area, which relocation and expenses shall be your responsibility. Additionally, once your family permanently relocates to New Mexico, you will be provided with another advanced “relocation and retention” bonus of $15,000.00 which will be paid at or around the time of the relocation to New Mexico and is subject to applicable taxes and withholdings and will be earned by you on the date one year after your relocation to New Mexico. If you voluntarily resign your employment with the Company at any time prior to the one year anniversary of the first payment of this relocation and retention bonus, you understand and agree that you must reimburse the Company for the full amount of the bonus within five days of your last date of employment with the Company. If you voluntarily resign your employment with the Company within one year after the payment of the second relocation and retention bonus, you understand and agree that you must reimburse the Company for the full amount of this bonus within five days of your last date of employment with the Company.

Retention bonuses

The Company will provide you with a one-time retention bonus of $60,000.00, subject to applicable taxes and withholdings. This bonus will be paid to you in advance after you join the Company and it will be earned by you if you have remained continuously employed with the Company for two years and have not resigned within that two year period. You understand and agree that if you resign from the Company within one year of your hire date, you will immediately repay the entire retention bonus that was advanced to you. You understand and agree that if you resign from the Company within one to two years of your hire date, you will immediately repay a pro-rated amount of the retention bonus that was advanced to you. The retention bonus will be paid to you in the first paycheck after your employment begins, and will be issued as regular income and subject to applicable taxes and withholdings.

Vacation

Your vacation will accrue at a rate of 1.67 days per month (20 vacation days per full calendar year) and you will stop accruing any further vacation if your accrued vacation balance reaches 1.75 times your annual accrual amount. If that maximum vacation accrual cap is reached, you will stop accruing vacation until you have used some of your accrued vacation time. Vacation time must be approved in advance by your manager. You will be granted time off for Company scheduled holidays and an additional five (5) paid days off: the day after Thanksgiving and 4 days between Christmas and New Year’s Day when the Company’s offices are closed for business. Vacation time must be used in accordance with Company policy.

Termination of Employment

Your employment with the Company is “at will”. This means there is no contract of employment, of any kind, between you and the Company for a specified period of time and that your employment may be terminated at any time, for any reason, with or without cause or advance notice, by either you or the Company. This at-will employment relationship may only be altered in an express, written document signed by you and the Company’s CEO.

Payments Upon Termination

Following any termination of employment, you will be entitled to (i) any earned but unpaid salary and accrued but unused vacation time; (ii) reimbursement for any un-reimbursed business expenses properly incurred by you in accordance with the applicable Company policies prior to the date of such termination, and (iii) such employee benefits, if any, as to which you may be entitled under the employee benefit plans in which you are participating as of the date of such termination of employment, including any accrued but unused vacation.

Confidentiality/Intellectual Property

As a condition to your employment with the Company, you must sign and return the Employee Invention Assignment and Confidentiality Agreement (the “IP Assignment Agreement”) and New Hire Guidelines (the “New Hire Guidelines”) prior to commencement of your employment.

No Conflict

You hereby represent to the Company that (A) the execution and delivery by you of (i) this letter agreement, (ii) the IP Assignment Agreement, (iii) the New Hire Guidelines and (B) the performance by you of your duties to the Company hereunder and thereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound.

Acceptance

In consideration for your employment, you agree to comply with all of the policies, guidelines, practices, and procedures of the Company from time to time.

For clarification and the protection of both you and the Company, your acceptance of this offer, the IP Assignment Agreement, and the New Hire Guidelines represents the sole agreement between you and the Company regarding the terms of this offer letter, the IP Assignment Agreement and the New Hire Guidelines.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof and may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please indicate your acceptance of our offer of employment by signing below where indicated and returning to us. I am very pleased to be welcoming you on board as an employee of Virgin Galactic, LLC. I am confident that you will rise to the challenges presented to you and make a significant contribution to our success.

Sincerely,

/s/ George T. Whitesides
George Whitesides Chief Executive Officer

Agreed and accepted by:

/s/ Michael Moses	9/30/11
Michael Moses	Date